EXHIBIT 99.1
PRESS RELEASE

Rayovac Corporation Extends Expiration Date of Exchange Offer for 8 1/2% Senior Subordinated Notes

December 17, 2003

MADISON, Wis. — Rayovac Corporation (NYSE:ROV) today announced that it has extended the expiration date of its offer to exchange $350,000,000 principal amount of its new 8 1/2% Senior Subordinated Notes due 2013, which have been registered under the Securities Act of 1933, as amended, for like amounts of its unregistered 8 1/2% Senior Subordinated Notes due 2013, which were issued on September 30, 2003. As a result of the extension, the exchange offer is now scheduled to expire at 5:00 p.m., New York City time, on December 18, 2003, unless further extended.

The exchange offer was originally set to expire at 5:00 p.m., New York City time, on December 17, 2003. As of 5:00 p.m., New York City time, on December 17, 2003, approximately $347,185,000 of the old notes had been tendered for exchange.

Except for the extension of the expiration date, all of the other terms of the exchange offer remain as set forth in the exchange offer prospectus. This press release is not an offer to exchange new notes for the unregistered notes or the solicitation of an offer to exchange. Any offer will be made by Rayovac Corporation only by means of the exchange offer prospectus. Copies of the exchange offer prospectus and related documents may be obtained from U.S. Bank National Association, as exchange agent for the exchange offer, at the following address:

U.S. Bank National Association EP-MN-WS2N 60 Livingston Avenue Saint Paul, Minnesota 55107 Telephone: (800) 934-6802

Rayovac Corporation is a global consumer products company with a diverse portfolio of world-class brands, including Rayovac, VARTA and Remington. The Company holds many leading market positions including: the world’s leader in hearing aid batteries; the top selling rechargeable battery brand in North America and Europe; and the number one selling brand of men’s and women’s foil electric razors in North America. Rayovac markets its products in more than 100 countries and trades on the New York Stock Exchange under the ROV symbol.

Certain matters discussed in this news release, with the exception of historical matters, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks, uncertainties and other factors that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially from these statements as a result of (1) changes in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (2) changes in consumer demand for the various types of products offered by Rayovac or Remington, (3) changes in the general economic conditions where we do business, such as stock market prices, interest rates, currency exchange rates, inflation and raw material costs, (4) our ability to successfully implement manufacturing, distribution and other cost efficiencies and (5) various other factors, including those discussed herein and those set forth in Rayovac’s and Remington’s most recent Form 10-Q, Annual Report on Form 10-K and the Registration Statement on Form S-4/A for Rayovac’s most recent offering of its senior subordinated notes.